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[SCHECTER DOKKEN KANTER LOGO]



March 29, 2001



Mr. Jack Kohler
Choicetel Communications, Inc.
9724 10th Avenue North
Plymouth, MN 55441


Dear Jack:

In connection with the Form 12b-25 that you intend to file with the SEC, you have asked us to provide a detailed explanation of why our certification could not be completed by March 30, 2001.

We have been unable to complete our audit of Choicetel Communications, Inc. & Subsidiary because of our inability to complete the audit of Advants, Inc. That company is resolving issues related to the accounting treatment of certain transactions and of potential asset impairment. Research by Advants into these items has delayed completion of the audit.

Sincerely,

Schechter Dokken Kanter
  Andrews & Selcer, Ltd

/s/ Charles Secer
Charles Selcer, CPA
Shareholder

CS:klv